SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


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240.14a-12

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by Rule 14a-6(e)(2))

               Albertson's, Inc.
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    (Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the
Registrant):  United Food & Commercial Workers Union, Local 99R

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

SHAREHOLDER ALERT

Date first mailed: February __, 1996

United Food & Commercial Workers Local 99
2401 N. Central Ave. 2nd Fl.
Phoenix AZ   85004
(602) 572-2149


PLEASE VOTE FOR THE SHAREHOLDER PROPOSAL FOR BOARD
DECLASSIFICATION (Annual Election of all Directors) at ALBERTSON'S, INC.
Annual Stockholders Meeting
May 1997

Dear Fellow Albertson's Shareholder:

     This is to alert you to an upcoming vote on a shareholder proposal recommending all Albertson's directors be elected annually (in other words, that the company declassify its Board of Directors). You will see this proposal on the proxy card which management will send you.

     Albertson's has a "classified" board, meaning each year shareholders only get to vote on one-third of the seats on the board.

     Another Albertson's shareholder (the IBT Fund) has made a shareholder proposal this year to declassify the board. We urge you to vote FOR this proposal when you receive your proxy card.

     Recently several companies have moved to declassify their board, such as Mead Paper and Union Pacific. Shareholder proposals recommending declassification received record support in 1996. A majority of shareholders voting cast their ballots against staggered boards at Alumax, General Instrument, Liz Claiborne, Rowan and Stride Rite.

     Many companies have annual election of all directors. Boards on which members of Albertson's board also serve which are elected annually include Hewlett-Packard and U.S.
Bancorp.

     In our view, a director is more likely to be responsive to shareholder interests if he or she must answer annually to the shareholders rather than every third year.

     Under a classified board, any takeover fully supported by the shareholders would still take 3 years to fully accomplish, because it would take 3 annual meetings to replace the whole board.

     Wayne Huizenga, co-founder of Blockbuster and Waste
Management (WMX), has the following views on staggered boards, according to The Making of a Blockbuster (by Business Week reporter Gail DeGeorge, 1996, at p. 211):

     He didn't believe in staggered boards, golden parachutes, poison pills, or any of the other anti-takeover remedies adopted by U.S. corporations. "The best thing for shareholders to if someone wants to come in and make a run at the company, let them make a run. Run the price up, that's what my job was * * * All these chairmen that want to put this in place and that in place, they all want to save their jobs. I don't care about my job.FN1

FN1: Neither Huizenga nor DeGeorge are participants in this solicitation. They have not been consulted regarding this quotation nor consented thereto.

     Management in the past has defeated this proposal by attacking the unions backing the proposal rather than meaningfully analyzing the proposal itself. In our view this is simply an effort to distract you from voting for something in your own interest. The proposal does not benefit union shareholders to any greater extent than it benefits other shareholders.

VOTING PROCEDURE AND VOTING RIGHTS

       You will be able to vote on this proposal using the card you will receive from management. Also, we intend to circulate our own proxy card in support of the proposal once management releases the information necessary for us to prepare such a card (the names of nominees for election, etc.).

       You may revoke a proxy vote any time before the tally by
(1) executing a later proxy card; (2) appearing at the meeting to vote, or (3) delivering the proxyholder or the Company's secretary written notice of revocation prior to the date of the meeting.

       We will keep the content of all cards we receive confidential from everyone except our staff, except that at the meeting our cards must be presented to the company's tabulator in order to be counted.

SOLICITATION

       The costs of this solicitation are being borne by United Food & Commercial Workers Local 99R, which owns 43 shares of company common stock. We expect to spend about $2000 on the solicitation. We represent employees in the Arizona retail food industry, and are in negotiations over a successor contract for one Albertson's store. We are organizing other Albertson's stores over management opposition in what we feel are improper forms. We have never tried to force Albertson's employees to unionize: by law, that is a choice they entitled to make on their own. Instead of the quick and inexpensive card recognition procedure we proposed (used by Albertson's elsewhere, where a union is recognized if it presents authorization cards signed by a majority of employees), management in Arizona insists on NLRB elections, which are slower and often more expensive to shareholders (they often result in years of litigation).

       However, we do not ask for your support in this dispute, and do not believe it relevant to how you should vote on a corporate governance proposal. Albertson's has proposed to give our members a higher wage increase if we agree to contract language depriving us of the ability to pursue shareholder activities: we have rejected this proposal. We have refrained from picketing or encouraging a consumer boycott. Even if the labor problems are resolved, we will present your proxy cards at the shareholders meeting. We are pursuing similar shareholder proposals at other companies connected to Albertson's through their boards.


RECORD DATE/SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE
OFFICERS/EXECUTIVE COMPENSATION/ELECTION OF DIRECTORS

       Information on these subjects will be contained in management's forthcoming proxy statement.

PLEASE VOTE FOR THE PROPOSAL FOR ANNUAL ELECTION OF ALL DIRECTORS
(BOARD DECLASSIFICATION).

                                     Sincerely,
                                     William McDonough
                                     President UFCW 99